EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REPORTS MAY 2003 PERFORMANCE

            HOUSTON, June 2, 2003 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in May 2003 for its Continental Express operating fleet.

            During the month, ExpressJet flew 486.4 million revenue passenger miles (RPMs), up 41.4 percent versus May 2002, and 48,735 block hours, compared with 42,684 block hours in May 2002.  Capacity increased 32.7 percent to 695.2 million available seat miles (ASMs) in May 2003, compared with May 2002. ExpressJet's load factor increased to 70.0 percent in May 2003, an all-time record high and a 4.3-point improvement over May 2002.

            Also in May, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 99.8 percent. In May 2002, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 99.3 percent.

            During the month, ExpressJet accepted delivery of four long-range Embraer ERJ-145XR aircraft, bringing its total operating fleet to 208 aircraft. The company also began seasonal service to Montrose, Colo., from George Bush Intercontinental Airport in Houston, and twice-daily nonstop service between Continental’s Cleveland hub and San Antonio.

            ExpressJet Airlines, Air Transport World’s 2003 Regional Airline of the Year, operates as Continental Express, providing Continental Airlines with all of its regional jet capacity at its New York, Houston and Cleveland hubs. ExpressJet serves 114 destinations in the U.S., Canada, Mexico and the Caribbean, with more than 1,000 daily departures. Continental Express offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere Continental and its alliance partners fly. ExpressJet Airlines, which employees 5,800 people, is owned by ExpressJet Holdings, Inc. For more information, visit expressjet.com.

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EXPRESSJET REPORTS MAY 2003 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

MAY	2003		2002		Change

Revenue Passenger Miles (000)	486,351		343,964		41.4	Percent

Available Seat Miles (000)	695,246		523,893		32.7	Percent

Passenger Load Factor	70.0	Percent	65.7	Percent	4.3	Points

Block Hours	48,735		42,684		14.2	Percent

YEAR-TO-DATE	2003		2002		Change

Revenue Passenger Miles (000)	1,995,247		1,492,199		33.7	Percent

Available Seat Miles (000)	3,106,359		2,447,698		26.9	Percent

Passenger Load Factor	64.2	Percent	61.0	Percent	3.2	Points

Block Hours	222,402		206,719		7.6	Percent

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